Emergent Capital Announces Purchase of Sherman Clay & Co.

BOCA RATON, Fla., January 25, 2018- Emergent Capital, Inc. (OTCQB: EMGC) (“Emergent”) announced that, on January 22, 2018, Emergent entered into a stock purchase agreement with SB Holdings, Inc., a California corporation, and Sherman, Clay & Co. an Indiana corporation and wholly-owned Subsidiary of SB Holdings Inc. Emergent agreed to purchase all of the issued and outstanding capital stock of Sherman Clay for an initial purchase price of 18,000,000 shares of the Company’s common stock par value $0.01 per share, subject to adjustment under certain circumstances.

Sherman, Clay & Co. is an innovative fintech company with over 50 years’ experience in the specialty finance industry. This acquisition of a highly trusted financing partner to both retailers and borrowers in all 50 states with a track record in both music and healthcare spaces is intended to diversify Emergent’s existing platform. Sherman, Clay has built a strong brand by supporting partners with consumer-friendly products, above-average approvals, and custom financial products by providing expedited credit decisions, easy-to-use software, and personal customer service. As a lead point of sale payments provider in its chosen niches, its platform is uniquely positioned to deliver full suite of payments products for merchants, including: prime financing, leasing, and rental products and contingent funding financing.

Miriam Martinez, Senior Vice President and Chief Financial Officer of Emergent, commented, “We are excited to bring Sherman, Clay’s incredible history, and expertise into the Emergent family and work together to grow with a premier fintech lender in our specialty finance platform. Most importantly, we are honored to partner with the family and management of Sherman, Clay & Co., and humbled in our shared vision for Emergent.”

About Emergent Capital, Inc.

Emergent Capital (OTCQB: EMGC) is a specialty finance company that invests primarily in life settlements, which provide liquidity for the owners of life insurance policies that face a short-term cash need or can no longer afford their insurance premiums. One division of EMGC acquires life insurance policies in the secondary and tertiary life settlement markets and invests in assets with high, uncorrelated returns backed by typically investment-grade rated life insurance carriers. Headquartered in Boca Raton, FL, with an office in New York City, the Company has 12 employees. Founded in 2006 as Imperial Holdings, LLC and rebranded as Emergent Capital, Inc. in September 2015, the company has been public since 2011. EMGC owns a portfolio of over 600 life insurance policies with an aggregate death benefit of approximately $2.9 billion.

Company Contact:

Miriam Martinez
Emergent Capital, Inc.
SVP and CFO
561.995.4266
mmartinez@emergentcapital.com
www.emergentcapital.com